Exhibit 10.18

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into by and between USA Rare Earth LLC (“Employer”) and Thomas J. Schneberger, Jr. (“Employee”). In consideration of the mutual covenants, conditions and promises set forth in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

I.	Definitions

For purposes of this Agreement, the following Definitions will apply:

A. Resignation Date. Employee delivered a resignation on April 15, 2024 effective May 15, 2024 (the “Resignation Date”).

B. Effective Date. The “Effective Date” of this Agreement is the eighth (8th) day after the Employee executes this Agreement.

C. Employer Parties. The “Employer Parties” are Employer and its present or former officers, directors, employees, agents, insurers, re-insurers, and plan administrators, parent company, affiliated companies, subsidiaries, predecessors, successors and assigns.

D. Employee Parties. The “Employee Parties” are the Employee and Employee’s attorneys, heirs, executors, administrators, representatives, agents, successors, and assigns.

E. Administrative Proceeding. An “Administrative Proceeding” includes any charge or complaint or other action instituted with a federal, state, or local governmental agency other than the U.S. Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) or other government agency where the right to file a charge cannot be waived by law.

II.	Terms

A. Return of Employer Property. Employee will return and give to the Employer as soon as possible, but no later than the Resignation Date, all documents, computer files, and any copies thereof, which relate to the Employer’s business and which are in the Employee’s possession, or under Employee’s direction or control.

B. Accrued Vacation. As of the Resignation Date, Employer has paid Employee all unused vacation time accrued through the Resignation Date, less applicable taxes and deductions (the “Accrued Vacation Payment”).

C. Unemployment – Employer will not contest Employee’s claim for unemployment benefits. Employee understands that Employer does not ultimately determine if unemployment benefits will be provided.

D. Not Otherwise Entitled. Apart from any other consideration provided herein, Employee is entitled to no payments or other consideration from Employer.

E. No Further Obligation. Employee agrees that, with the exception of any additional consideration specifically identified within this Agreement, Employee will be paid all earned and accrued compensation through the Resignation Date, less applicable taxes and withholdings. Employee agrees that this is the only compensation Employee is owed.

F. Employee Benefits. Employee further agrees that after the Resignation Date, Employee no longer has any coverage or entitlement to benefits or contributions under any of the Employer’s benefit plans, and accrual of benefits and contributions on their behalf will end as of the Resignation Date, except for the following coverages, if previously elected: health insurance, dental, vision, short term disability, long term disability and voluntary term life insurance, which will end December 31, 2024, subject to the specific terms and requirements of each plan and to their option to elect continuation coverage under the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or to elect conversion coverage under any other benefit plan in which such right is provided.

G. Acknowledgements. Employee acknowledges that Employee has read and understands this Agreement, and Employee specifically acknowledges the following:

(1)	That Employee has been given the opportunity and has in fact read this entire Agreement and has had all questions regarding its meaning answered to Employee’s satisfaction;

(2)	That Employee is hereby advised to seek independent legal advice and/or counsel of Employee’s own choosing prior to the executing of this Agreement and has had an opportunity to do so;

(3)	That this Agreement was provided to Employee on April 25, 2024, which is on or before the Resignation Date, and Employee has been given at least forty-five (45) calendar days to decide whether to sign this Agreement. The parties agree that any changes, whether material or immaterial, to the originally offered Agreement do not restart the forty-five (45) day period;

(4)	That Employee is waiving, among other claims, age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., and all amendments thereto;

(5)	That if Employee signs this Agreement, Employee has seven (7) calendar days in which to revoke Employee’s signature, and that the Agreement will not become effective or enforceable until after the Effective Date (in other words, the revocation period must have expired, and Employee must not have exercised Employee’s right to revoke). To revoke this Agreement, Employee must send a written notice via email to hr@usare.com or legal@usare.com, and that written notice of revocation must be transmitted on or before the seventh (7th) day after Employee’s signing of the Agreement;

(6)	That Employee fully understands the contents of this Agreement and understands that it is a full waiver of all claims against the Employer Parties;

(7)	That, by signing this Agreement, Employee is not waiving or releasing any claims based on actions or omissions that occur after the date of Employee’s signing of this Agreement;

(8)	That this full waiver of all claims is given in return for valuable consideration, as provided under the terms of this Agreement; and

(9)	That Employee enters into this Agreement knowingly and voluntarily in exchange for the promises referenced in this Agreement and that no other representations have been made to induce or influence Employee’s decision to execute this Agreement.

H. Release. Employee agrees and understands that this a complete and general release. In exchange for the Employee Benefits described in Paragraph II.G above, the Employee Parties fully release and discharge the Employer Parties from any and all claims of any nature, whether known or unknown, which Employee may have arising out of or in connection with Employee’s employment or termination of Employee’s employment, through the Effective Date of this Agreement.

On behalf of Employee and Employee’s marital community, if any, heirs, executors, administrators, and assigns, Employee hereby waives, releases, and discharges any and all claims against the Employer and all of the other Employer Parties (“Released Claims”). This release is comprehensive and Released Claims include all claims on an individual or representative basis, causes of action, and disputes of any kind whatsoever, whether known or unknown, anticipated or unanticipated, contingent, or otherwise, occurring or that could be alleged to have occurred on or before the date this Agreement is executed. Employee understands and agrees that Released Claims include (but are not limited to) any and all claims for compensation, employee benefits, damages, penalties, costs or attorneys’ fees arising under: (a) any offer, agreement, or expectation of compensation, bonuses, profit sharing, benefits, stock awards, or specific treatment, except as provided herein; (b) any policy, handbook, or practice of providing compensation, benefits, or specific treatment; (c) the Employee Retirement Income Security Act of 1974 (“ERISA”), including but not limited to claims for any deferred compensation, 401K, pension, or other ERISA Benefit Plan, except as provided below; (d) any federal, state or local law regarding leaves of absence including the Family and Medical Leave Act; (e) any federal, state, local or foreign law relating to employment discrimination, retaliation, or improper treatment (including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Lilly Ledbetter Fair Pay Act, the Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Equal Pay Law, the Florida Fair Housing Act; (f) the Occupational Safety and Health Act and Florida OSHA; (g) any federal, state, local or foreign law relating to employment, wages, wage payment, meal or rest breaks and/or benefits, including but not limited to the Fair Labor Standards Act, Florida Wage Discrimination Law, Florida Minimum Wage Act; (h) discrimination or retaliation in violation of the Florida Workers’ Compensation Law Retaliation Act; and (i) any other basis for legal or equitable relief whether based on express or implied contract, tort, statute, the Florida Constitution, or other legal or equitable ground (including but not limited to any claim for wrongful discharge, breach of contract, emotional distress, defamation, misrepresentation or fraud, arising out of employment or otherwise). Employee also acknowledges and agrees that other than what is set forth in this Agreement, Employee has no interest in or any rights to acquire any equity interest in the Employer and its affiliates.

However, Released Claims do not include: (a) claims for breach or enforcement of this Agreement; (b) claims that arise after execution of this Agreement; (c) entitlement claims under ERISA for vested benefits arising under any applicable ERISA plan; (d) the Employee’s right, if any, to individual conversion privileges under any medical, dental, long term disability, life insurance, and any other welfare program; (e) claims for unemployment insurance benefits; (f) workers’ compensation claims; (g) claims or investigations initiated with the EEOC, NLRB, Department of Labor (“DOL”), Securities Exchange Commission (“SEC”) or similar federal, state or local agency; (h) any other claims that may not be released under this Agreement in accordance with applicable law; and (i) rights or claims to any statutory, common law, or contractual indemnification, advancement, or contribution, including, but not limited to, rights Employee may have under directors and officers insurance policies, except that no such rights or claims shall be construed or asserted by Employee as to any claim released by this Agreement or as requiring Employer to provide any remuneration to Employee in connection with the separation of her employment beyond what is already provided for in this Agreement.

By signing below, Employee’s signature constitutes representation and warranty that Employee has not suffered an on the job or occupational injury or incurred any wage, overtime or leave claims, including without limitation, any claims pursuant to the Fair Labor Standards Act, that could be asserted against any Employer Party. Employee further agrees that Employee and the Employee Parties will not institute any legal or Administrative Proceeding (as defined in Paragraph I.F) against the Employer Parties as to any matter based upon, arising out of, or related to Employee’s employment, compensation during Employee’s employment, or termination of Employee’s employment with Employer. If Employee files a charge with the EEOC, NLRB, or similar federal, state, or local agency where the right to file a charge cannot be waived by law, that would otherwise have been released by this paragraph, Employee shall be limited to non-monetary relief.

Employee also waives and gives up any right to become, and promise not to consent to become, a member of any class or collective action in a case in which claims are asserted against any Employer Party. If Employee is made a member of a class or collective action in any proceeding without the Employer’s prior consent, Employee agrees to opt out of the class or collective action at the first opportunity.

I. Except as necessary to enforce the terms of this Agreement, and in exchange for and in consideration of the promises, covenants, and agreements set forth herein, the Employer Parties, hereby release Employee and the Employee Parties from any and all claims, in law or equity, of which the Employer Parties are presently aware or would reasonably be aware. The parties intend the Employer Parties’ release to be general and comprehensive in nature, and to release all claims as set forth above against the Employee Parties to the maximum extent permitted by law. Claims being released include, by way of description but not limitation, any and all claims that the Employer Parties may have relating to Employee’s employment with Employer or separation from employment, whether or not any such claims arise under federal, state, or local constitution, law, ordinance, regulation, executive order, tort, contract (express, quasi or implied), public policy, common law, or any other source.

J. Non-Admission of Liability. The parties agree and acknowledge that the terms of this Agreement do not constitute and shall not be interpreted as an admission on the part of any party of any liability or unlawful or improper conduct whatsoever. The parties also agree that all persons and/or parties released hereby are entitled to plead the Agreement as a defense to any claims made as a result of Employee’s employment with the Employer and/or separation from Employer.

K. Indemnification and Protection from Liability. Except as prohibited by applicable law or the Company’s operating agreement, the Company shall indemnify and hold the Employee harmless from any claims, causes of action, lawsuits, damages, costs, and attorneys’ fees arising from any claims made against the Employee in his personal capacity for acts taken, or not taken, by the Employee while performing his duties hereunder on behalf of the Company in good faith. Except as prohibited by applicable law or the Company’s operating agreement, if the Employee is named in any lawsuit relating to the Company, the Company shall, in accordance with the terms of the Operating Agreement in effect as of the Resignation Date, advance and pay for all reasonable attorney fees and legal costs (including costs of experts) incurred by the Employee in defending the lawsuit and the Company shall promptly and fully pay any judgment issued against the Employee in such lawsuit. The Company shall maintain D&O insurance insuring the Employee in connection with his serving as an officer and director of the Company with coverage of at least $15,000,000 for a period of at least three (3) years following the Effective Date of this Agreement.

L. Communications to Third Parties. Employee will not make any verbal, electronic or written comments that are defamatory or disparaging (i.e., maliciously untrue, or which are made with knowledge of their falsity, or with reckless disregard for their truth or falsity) concerning Employee’s past employment with the Employer, to any person or entity who is not a party to this Agreement. Nothing in this Agreement or this Paragraph is intended nor shall it be interpreted to limit or prevent Employee from engaging in protected concerted activity or exercising Employee’s right to file or participate in the investigation of a charge brought under the National Labor Relations Act. Employer agrees to instruct its Board of Managers and Executive Officers not to make any verbal, electronic or written comments that are defamatory or disparaging (i.e., maliciously untrue, or which are made with knowledge of their falsity, or with reckless disregard for their truth or falsity) concerning Employee to any person or entity during such individual’s service on the Board of Managers or during such individual’s employment with the Employer. This Section is not intended to restrict either Party from making disclosures as may be required or permitted by law or legal process (including in connection with a government investigation or to enforce the terms of this Agreement).

The parties understand and agree that the obligations contained in this Paragraph (II.L) regarding communications to third parties are a material term of this Agreement.

M. Confidentiality. Employee agrees that, unless Employee is compelled to do so by law, Employee will not disclose to any other person or entity any information regarding the financial terms of this Agreement, except that: (a) Employee may discuss the terms of this Agreement with Employee’s spouse (if any), tax advisor, or attorneys, provided they agree to keep that information strictly confidential; and (b) Employee may disclose the terms of this Agreement in connection with any charge or complaint filed by Employee with the EEOC, NLRB, DOL, SEC, or similar federal, state, or local department or agency. Employee affirms and warrants that Employee has not made any prior disclosures that would violate this obligation of confidentiality since Employee learned of the obligation of confidentiality; however, nothing in this Paragraph is intended nor shall it be interpreted to limit or prevent Employee from exercising Employee’s rights under the National Labor Relations Act, including the right to speak about the terms and conditions of Employee’s employment. Employee understands and agrees that the confidentiality of this Agreement is an important part of the consideration Employee is giving to the Employer in this Agreement and for which Employer is providing the Separation Benefits.

N. Neutral Reference. Employer agrees that in response to third-party inquiries regarding Employee’s employment, Employer agrees to only provide the positions held by Employee, the dates of employment, and, on specific request, Employee’s compensation.

O. Obligation to Cooperate and Assist. Employee agrees to cooperate in good faith with the Employer to assist it with any information or matter which is within Employee’s knowledge as a result of Employee’s employment with the Employer, including but not limited to making Employee reasonably available for interview by the Employer’s attorneys, or providing truthful testimony without the necessity of a subpoena or compensation, in any pending or future legal matter in which the Employer is a party, provided, however, that it will not be a breach of this Agreement for Employee to request a subpoena if Employee’s then-employer desires or requests it. In such instances, Employer will attempt to schedule such matters at the convenience of the Employee. The Employer will pay all reasonable expenses associated with such cooperation, including reasonable out-of-pocket and travel expenses. To the extent Employee is required to provide more than five (5) hours of cooperation or assistance under this Section, other than hours spent preparing for testimony as a witness and/or serving as a witness, Employer shall pay Employee the hourly equivalent of her annual base salary as of the Resignation Date. The Employer also shall pay Employee’s reasonable attorneys’ fees and costs as required by law for such cooperation or assistance under this Section.

P. Confidential Information. Employee has been provided access to property and information belonging to the Employer and all of its subsidiaries, parents and affiliates. Employee has returned to the Employer all supplies, materials, documents, advances, keys, passwords to property owned by the Employer and all other property belonging to the Employer and any of its subsidiaries, parents, and affiliates. In addition, Employee acknowledges that Employee has held positions of trust and confidence with the Employer, and that during the course of Employee’s employment, Employee has received or been exposed to material and other information concerning its customers, business targets, or clients; its policies, practices, pricing, and procedures; its sales, marketing, business development plans, advertising, business contacts and prospects, and financial information; information concerning the costs, profits, revenues, proposals, employees, consultants, contracts, vendors, plans, finances, strategies, margins, methods, processes and techniques of the Employer or its customers which information is not publicly made available by the Employer’s officers, its trade secrets and other information which is proprietary in nature, confidential to the Employer, and not generally available to the public or to the Employer’s competitors, and which, if used or divulged against the Employer’s best interests would irreparably damage its ability to compete in the marketplace (“Confidential Information”).

Q. NOTICE of Immunity for Certain Confidential Disclosures of Trade Secrets.

Employee is notified of the following provisions of 18 U.S.C. § 1833(b):

a.	Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:

i.	is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.	Use of trade secret information in anti-retaliation lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:

i.	files any document containing the trade secret under seal; and (B) does not disclose the trade secret except pursuant to court order.

R. Entire Agreement; Modification. The parties agree that this is the entire agreement between the parties. This Agreement overrides and replaces all prior negotiations and terms proposed or discussed, whether in writing or orally, about the subject matter of this Agreement, except any non-solicitation agreement, trade secrets agreement, confidentiality agreement, arbitration agreement, or other obligation which, by its terms or by operation of law, survives the termination of Employee’s employment, including the Confidential Information and Non- Solicitation agreements contained in Employee’s employment agreement dated November 4, 2022 (“Executive Employment Agreement”). Such agreements shall also be enforced only to the extent as allowed by applicable federal, state or local law. In such event, the obligations of this Agreement will supplement, but not replace, such agreement or agreements. No modification of this Agreement will be valid unless it is in writing identified as an Amendment to the Agreement and is signed by Employee and an authorized executive of Employer. The parties understand and agree that after the Resignation Date, Employee is under no obligation not to compete with Employer. The parties further agree that the Non-Solicitation obligations on page 7 of the Executive Employment Agreement are amended as follows: “During the term of the Employee’s active employment with Employer, and for twelve (12) months thereafter, the Employee will not divert or attempt to divert from the Employer any business the Employer has enjoyed, solicited, or attempted to solicit, from its customers, prior to termination or expiration, as the case may be, of the Employee’s employment with Employer.” For the avoidance of any doubt, nothing in this agreement or the non-solicitation agreements contained in the Executive Employment Agreement shall prevent Employee from providing a reference of employment for any individual that Employee worked with during her tenure at the Employer.

S. Governing Law and Venue. This Agreement is governed by and construed in accordance with the laws of the State of Florida. If legal action is brought at any time based on any controversy or claim arising out of, or relating to, this Agreement, the parties agree to submit to the jurisdiction and venue of the United States District Court for the Middle District of Florida or the Circuit Court of the Thirteenth Judicial Circuit and agree that these courts will have exclusive jurisdiction and venue of such action.

T. Assignment of Rights. Employee agrees that the Employer may assign its rights and privileges under this Agreement without Employee’s express consent and Employer’s rights under this Agreement will automatically inure to the benefit of any successor of Employer.

U. Remedies for Breach.

a.	ADEA. In the event that the Employee Parties bring and prevail in an action against the Employer Parties based on an ADEA claim released in Paragraph II.H, the Employer Parties will be entitled to offset any recovery by the amounts paid under this Agreement or the amount recovered by the Employee Parties, whichever is less. In the event that the Employer Parties prevail in such an action, the Employer Parties will be entitled to all remedies authorized by applicable law.

b.	All Other Claims. In the event that the Employee Parties brings an action against the Employer Parties based on any claim released in Paragraph II.H, or otherwise violate the terms of this Agreement, the Employer Parties may, at their option, and as applicable: (a) demand the return of any payments that have been made under this Agreement; (b) plead this Agreement in bar to any such action; and (c) seek any and all remedies available, including but not limited to injunctive relief and monetary damages, costs and reasonable attorneys’ fees.

c.	Breach by Employer. In the event that the Employer Parties breach this Agreement, the Employee Parties will be entitled to bring an action for breach of this Agreement, but not for any claims released by Paragraph II.H. In the event that the Employee Parties prevail in such an action, they will be entitled to recover (as appropriate and applicable) monetary damages, injunctive relief, costs and reasonable attorneys’ fees.

V. Severability. Each provision of this Agreement is intended to be severable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, the rest of the Agreement will remain in force. In addition, nothing in this Agreement is intended to nor shall it be interpreted to explicitly or implicitly limit rights to engage in protected concerted activity under the National Labor Relations Act. Accordingly, the severability under this Paragraph specifically includes any portion of this Agreement that violates the National Labor Relations Act.

W. Counterparts. This Agreement may be executed by the parties in separate counterparts. Upon execution of a Counterpart by each of the parties, such Counterparts shall be deemed one and the same Agreement. The parties agree that an electronic, DocuSign, or facsimile transmission or a copy of this signed Agreement shall have the same force and effect as a signed original of the Agreement.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS SEPARATION AND RELEASE AGREEMENT, AND KNOWS AND UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF EMPLOYEE’S OWN FREE WILL.

IN WITNESS WHEREOF, the parties sign this Agreement on the dates indicated below with the intent to be bound by its terms and conditions.

USA Rare Earth LLC

By:	/s/ Tom Schneberger		By:	/s/ David Kronenfeld
	Name:	Tom Schneberger		Name:	David Kronenfeld

Date:	4/30/2024		Date:	4/30/24

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